Exhibit 10.3
SEVERANCE AND RELEASE AGREEMENT (“AGREEMENT”)

This agreement sets forth the terms and conditions regarding your separation from employment from CVR Services, LLC and service as an officer of CVR Energy, Inc. and the general partner of CVR Partners, LP (collectively, the “Company”) effective August 9, 2021 (the “Separation Date”).

The terms and conditions set forth in paragraphs 1 and 2 will apply regardless of whether you decide to sign this Agreement. However, you will not be eligible to receive the payment set forth in paragraph 3 below unless you sign, return and do not revoke this Agreement. See paragraph 13 below for what it means to revoke this Agreement.

1.Your last day of employment is August 9, 2021. You will receive your regular pay as a full-time employee according to the Company’s regular payroll practices through the Separation Date. You also will receive a payment in the amount of $35,731.32, less applicable taxes and payroll withholdings, for 151.9 hours of accrued, unused Paid Time Off according to the Company’s records as of the Separation Date.

2.Because of your separation from employment, your eligibility for and coverage under the Company’s employee benefit plans will end on the Separation Date.
3.(a) In addition to the above payments, subject to your signing, returning and not revoking this Agreement and your compliance with all terms hereof, you will receive a severance in the amount of $789,000, less applicable taxes and payroll withholdings, payable as follows:

i.$189,000, payable within ten (10) business days following the Effective Date (defined below);
ii.$200,000, payable within ten (10) business days following the one (1) year anniversary of the Effective Date;
iii.$200,000 payable within ten (10) business days following the two (2) year anniversary of the Effective Date; and
iv.$200,000 payable within ten (10) business days following the three (3) year anniversary of the Effective Date

(b) Notwithstanding any other provision hereof, as a condition to the Company’s payment to you of the amounts in this paragraph 3, you shall be required to execute, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 13), this Agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a).

4.(a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees and clients, learned in the course of your employment with the Company. Confidential Information includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family.

(b) In addition, you agree to keep the terms and conditions of this Agreement confidential, except that you may disclose the terms and conditions of this Agreement to your spouse or significant other, attorneys and financial and tax advisors, or as may be required pursuant to a valid subpoena, a request by a government agency in connection with any charge filed, investigation, or proceeding, or as otherwise required by law. You further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the terms and conditions of this agreement.

(c) Nothing in this agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

(d) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this Agreement, the term "disparage" includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the

Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.

5.In addition, you agree that for a period of one year following the Effective Date (as defined in paragraph 13) you will not directly or indirectly, in any capacity, nor will you induce, encourage, or assist any other individual or entity directly or indirectly, in any capacity, to: (A) hire or engage in any capacity any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with them, or (C) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph 5, “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner. You also agree to cooperate with the Released Parties regarding matters within your knowledge or responsibility. Without limiting the foregoing, you agree to (X) meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (Y) provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (Z) provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except to the extent such notice is prohibited by law. The Company will reimburse you for your actual and reasonable expenses incurred in connection with such cooperation.

6.You acknowledge that as of the Separation Date you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, smartphones, personal computers, credit cards, building access cards, computer equipment, files, documents and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company.

7.(a) By signing this Agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the severance payments provided for in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators and fiduciaries, and each of their successors and assigns, (each a “Released Party” and collectively, the “Released

Parties”) from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under New York State Human Rights Law, New York Executive Law, New York Civil Rights Law, New York City Human Rights Law, New York City Local Civil Rights Restoration Act of 2005, New York City Administrative Code, New York Minimum Wage Act, New York City Earned Safe and Sick Time Act, New York Worker Adjustment Retraining and Notification Act, New York Labor Law, New York Wage Theft Protection Act, the New York Paid Family Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act, and the retaliation provisions of the New York Workers’ Compensation law; all as amended; Florida Civil Rights Act, f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat. § 760.50; Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution; all as amended; Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et seq.; Texas Equal Work, Equal Pay Law, Tex. Gov’t Code Ann. § 659.001; Texas Whistleblower Protection Law, Tex. Gov’t Code Ann. § 554.002; Texas Worker’s Compensation Retaliation Law, Tex. Lab. Code Ann. § 451.001; Texas Blacklisting Law, Tex. Lab. Code Ann. § 52.031; Texas Payment of Wages Law, Tex. Lab. Code Ann. § 61.011 et seq.; Texas Minimum Wage Law, Tex. Lab. Code Ann. § 62.051 et seq.; Texas AIDS Testing Law, Tex. Health & Safety Code Ann. § 81.101 et seq.; all as amended; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys' fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving severance payments to which you would otherwise not be entitled, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this Agreement.

(b) By signing this Agreement, you are not releasing claims that arise after you sign this Agreement; claims to enforce this Agreement; claims relating to the enforceability, meaning, or effect of this Agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee pension benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this Agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a).

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You acknowledge that you are aware that you may hereafter discover facts different from or in addition to those which you know or believe to be true with respect to the matters released in sub-paragraph 7(a) above, and agree that the release so given in sub-paragraph 7(a) above, shall be and remain in effect as a full and complete release of the respective claims, notwithstanding any such different or additional facts.

8.You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this Agreement. You affirm that you have had no known workplace injuries or occupational diseases. You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.This Agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities.

10.The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

11.This Agreement (a) is governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of Texas without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

12.Any unresolved dispute arising out of this Agreement and the general release contained in paragraph 7 shall be litigated in any court of competent jurisdiction in Harris County, Texas; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in paragraph 5. Each party shall pay its own costs and fees in connection with any litigation hereunder.

13.You may accept this Agreement by signing it and inserting the date of signature in the space provided on or before the twenty-first (21st) day after your receipt of this Agreement (but no earlier than your Separation Date), and delivering this signed Agreement to Alicia Skalnik via email to askalnik@cvrenergy.com or overnight courier to 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. After signing this Agreement and delivering it as set forth above, you will have seven days to revoke your decision (the “Revocation Period”). You may exercise your right to revoke your decision by sending written notice of revocation to the Company to Alicia Skalnik via email to askalnik@cvrenergy.com or overnight courier to 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this Agreement. Provided you do not timely revoke your decision to sign this Agreement, this Agreement will become effective on the eighth day after you sign it (the “Effective Date”). In the event you do not accept this Agreement or you revoke this Agreement as set forth above, this Agreement, including, without limitation, the obligation of the Company to provide the payment set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this Agreement.

14.If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.

15.Nothing in this Agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this Agreement to any government agency or in any sworn testimony.
16.By signing this Agreement, you agree that you: (i) have carefully read this Agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least 21 days within which to consider its terms; (iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this Agreement, (v) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) you agree to abide by all of the terms and conditions contained herein.

Understood and Agreed to by:

CVR Energy, Inc

By:	/s/ Alicia Skalnik
Its:	VP of HR
Date:	8/21/2021

CVR Partners, LP
By its general partner, CVR GP, LLC

By:	/s/ Alicia Skalnik
Its:	VP of HR
Date:	8/21/2021

CVR Services, LLC

By:	/s/ Alicia Skalnik
Its:	VP of HR
Date:	8/21/2021

/s/ Tracy D. Jackson
Tracy D. Jackson
Date:	8/21/2021